EXHIBIT 99.1

                             ACCESS NEWS

Contact: Company                                 Contact: Investor Relations
Kerry P. Gray                                                Budd Zuckermann
President & CEO                                               Genesis Select
(214) 905-5100                                                (303) 415-0200


               ACCESS PHARMACEUTICALS, INC. ANNOUNCES
               --------------------------------------
                   THIRD QUARTER FINANCIAL RESULTS
                   -------------------------------

DALLAS, TEXAS, November 17, 2003, ACCESS PHARMACEUTICALS, INC. (AMEX : AKC) reported its results for the third quarter and nine months ended September 30, 2003. The Company reported a net loss of $2,206,000 or $0.17 per share, for the third quarter, as compared to a net loss of $2,858,000, or $0.22 per share, for the corresponding quarter in 2002. The net loss for the nine month period ended September 30, 2003 was $4,301,000 or $0.32 per share compared with a net loss of $7,032,000 or $0.54 per share for the corresponding period in 2002.

Due to the previously reported supply interruption of Aphthasol(R), which was the subject of the non-recurring revenue in the second quarter 2003, revenue in the third quarter was $11,000 compared with $89,000 in the comparable quarter of 2002. This decrease was the result of a reduction in research grant receipts in 2003. Operating expenses decreased $812,000 due to lower research and development expenses ($927,000) offset by an increase in cost of product sales ($30,000) and increased administrative expenses, principally additional professional fees ($63,000) and additional depreciation and amortization of licenses and patents ($22,000). The decrease in research and development expenses reflects lower product development costs for products in clinical trials, preclinical product testing and clinical trial expense due to the completion of our Phase III OraDisc(TM) trial.

Revenue for the first nine months of 2003 was $1,087,000, an increase of $617,000 over the prior year, principally due to product sales of Aphthasol(R) in the United States of $532,000 and additional Zindaclin(R) licensing payments. For the nine month period, operating expenses decreased to $6,918,000, $108,000 lower

                                -More-
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Access Pharmaceuticals, Inc.
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than the prior nine month period. Research and development expenses decreased
$667,000 primarily as a result of completion of our Phase III OraDisc(TM) clinical study and lower development costs for our polymer platinate programs. Increases in the cost of product sales ($243,000), general and administration expenses ($160,000) and depreciation and amortization ($156,000) largely offset the impact of lower research and development expenses in the first nine months. General and administrative expenses increased year-to-date as a result of increased patent expenses. Depreciation and amortization increased in the same period as a result of from the acquisition of additional capital assets and higher amortization of acquired patents.

Kerry P. Gray, President and CEO of Access, stated, "The results are in-line with our business plan. The reduction in our operating expenses reflects the completion of the OraDisc(TM) A study earlier this year and tight expense controls. Expenses are expected to remain at approximately this level over the next several quarters while revenues are projected to significantly increase when Aphthasol(R) sales resume, Zindaclin(R) is introduced into additional markets and OraDisc(TM) B is launched."

Progress in the third quarter included:

- The execution of two collaborative agreements to develop our preclinical technologies.

- The substantial completion of the NDA registration dossier for OraDisc(TM) A.

- The completion of the transfer of Aphthasol(R) to a contract manufacturer and the production of 2 initial batches.

- The expansion and advancement of corporate partnering discussions.

- The manufacturing scale-up of OraDisc(TM) B containing benzocaine and the expansion of this program to develop additional formulations.

                              -More-
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Access Pharmaceuticals, Inc.
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- The completion of both clinical and preclinical programs which enhance the data supporting our developments, thus adding significant value to our technology.

- The launch of Zindaclin(R) in France and the execution of additional product licenses.

Mr. Gray continued, "The recent commercial achievements and the events anticipated to occur through mid 2004 including the planned launch of OraDisc(TM) B should positively position the company to significantly expand its revenue base. Establishing collaborative agreements with our leading preclinical programs is an important step towards the validation of these technologies."

Access Pharmaceuticals, Inc. is an emerging pharmaceutical company focused on developing both novel low development risk product candidates and technologies with longer-term major product opportunities. Access markets Aphthasol(R), the only FDA- approved product for the treatment of canker sores, and is developing products for mucositis and other dermatological indications. Access is also developing unique polymer platinates for use in the treatment of cancer and has developed, in conjunction with its partner Strakan, Ltd., the marketed product Zindaclin(R), which utilizes ResiDerm(R), our topical zinc delivery system that provides rapid delivery and reservoir of a drug in the skin.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including but not limited to statements made relating to our near-term products, the anticipated levels of sales of Aphthasol(R), Zindaclin(R) and the launch of OraDisc B, our ability to generate significant revenues in the future and our future level of expenses. These statements are subject to numerous risks, including but not limited to the uncertainties associated with research and development activities, clinical trials, our ability to raise capital, the timing of and our ability to achieve regulatory approvals, dependence on others to market our licensed products, collaborations, future cash flow, our ability to perform under our plan to regain compliance with AMEX listing standards, the timing and receipt of licensing and milestone revenues, projected future revenue growth and our ability to generate near term revenues, the future success of the Company's marketed products Aphthasol(R) and products in development including polymer platinate, OraDisc(TM) and our Mucositis technology, our ability to develop products from our platform technologies, our ability to manufacture amlexanox products in commercial quantities, our sales projections and the sales projections of our licensing partners, our ability to achieve licensing milestones and other risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and other reports filed by us with the Securities and Exchange Commission.

                                -More-

            Access Pharmaceuticals, Inc. and Subsidiaries

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 -------------------------------------
                             (unaudited)

                                Three months ended          Nine months ended
                                   September 30,              September 30
                             ------------------------- -------------------------
                                 2003         2002         2003         2002
                             ------------ ------------ ------------ ------------
Revenues
 Licensing revenues           $    4,000   $    2,000   $  537,000   $  381,000
 Product sales                         -            -      532,000            -
 Research and development              -       89,000            -       89,000
 Royalty income                    7,000            -       18,000            -
                             ------------ ------------ ------------ ------------
Total revenues                    11,000       91,000    1,087,000      470,000

Expenses
 Research and development      1,254,000    2,181,000    4,548,000    5,215,000
 Cost of product sales            30,000            -      243,000            -
 General and administrative      512,000      449,000    1,679,000    1,519,000
 Depreciation and amortization   158,000      136,000      448,000      292,000
                             ------------ ------------ ------------ ------------
Total expenses                 1,954,000    2,766,000    6,918,000    7,026,000
                             ------------ ------------ ------------ ------------

Loss from operations          (1,943,000)  (2,675,000)  (5,831,000)  (6,556,000)

Other income (expense)
 Interest and miscellaneous
   income                         54,000      132,000    2,486,000      473,000
 Interest expense               (317,000)    (315,000)    (956,000)    (949,000)
                             ------------ ------------ ------------ ------------
                                (263,000)    (183,000)   1,530,000     (476,000)
                             ------------ ------------ ------------ ------------
Net income (loss)            $(2,206,000) $(2,858,000) $(4,301,000) $(7,032,000)
                             ============ ============ ============ ============
Basic and diluted loss
  per common share                $(0.17)      $(0.22)      $(0.32)      $(0.54)
                             ============ ============ ============ ============
Weighted average basic and
  diluted common shares
  outstanding                 13,287,563   13,160,043   13,235,725   13,085,505
                             ============ ============ ============ ============

                          BALANCE SHEET DATA
                          ------------------

                                          September 30,    December 31,
                                              2003             2002
                                          --------------  --------------
                                            (unaudited)
Cash and cash equivalents                  $    446,000    $  1,444,000
Short-term investments and
  certificates of deposit                     3,915,000       8,332,000
Restricted cash                                 678,000         468,000
Accounts receivable and inventory               910,000       1,645,000
Total assets                                 13,029,000      19,487,000
Working capital                               3,406,000       7,594,000
Convertible notes and other obligations      14,088,000      15,019,000
Accumulated deficit                         (51,593,000)    (47,292,000)
Total stockholders' equity (deficit)         (3,508,000)        489,000

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